Exhibit 4.17

WARRANT AGREEMENT

          This Warrant Agreement (this “Agreement”) is made as of December __, 2007, by and between Velocity Asset Management, Inc., a Delaware corporation having its principal place of business at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

          WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of units (the “Units”), each comprised of one share of the Company’s common stock, $0.001 par value per share (“Common Stock”) and a warrant to purchase one-quarter of one share of Common Stock for $____, subject to adjustment as described herein (the “Warrants”);

          WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement, No. 333-________ on Form SB-2 (“Registration Statement”) for the registration under the Securities Act of 1933, as amended (“Act”) of, among other things, the Common Stock issued in the Public Offering, the Warrants and the Common Stock issuable upon exercise of the Warrants; and

          WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

          WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

          WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

          2.1 Form of Warrant. Each Warrant shall be issued in registered form only and shall be in substantially the form of Exhibit A hereto, the provisions of each of which are incorporated herein. The Warrants shall be signed by, or bear the facsimile signature of, the Chief Executive

Officer or President and Chief Financial Officer, Treasurer, or Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

          2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

          2.3 Registration.

                    2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

                    2.3.2 Registered Holder. Prior to due presentment for the registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

          2.4 Detachability of Warrants. The Common Shares and Warrants comprising the Units will begin to trade separately on the 10th day following the earlier to occur of: (i) the expiration or (ii) exercise in full of the over-allotment option held by Anderson & Strudwick, Incorporated, a Virginia corporation (“Underwriter”) (as described more fully in the Registration Statement) (the “Detachment Date”).

3. Terms and Exercise of Warrants.

          3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $___ per whole share, subject to the adjustments provided in this Section 3.1 and Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised.

          3.2 Duration of Warrants.

                    3.2.1 Warrants. A Warrant may be exercised commencing on the date hereof and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [           ], 2011 or (y) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement.

                    3.2.2 General. The period during which a Warrant may be exercised shall be deemed the “Exercise Period” and the termination of such Exercise Period shall be deemed the “Expiration Date”. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, the Company will provide notice to Registered Holders of the Warrants of such extension of not less than 20 days and, further provided that any such extension shall be identical in duration among all of the Warrants. In the event that the Company desires to extend the Expiration Date of the Warrants, the Company shall provide advance notice of at least 20 days to the American Stock Exchange as required by the American Stock Exchange.

          3.3 Exercise of Warrants.

                    3.3.1 Payment. Subject to the provisions of the Warrants and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it at the office of the Warrant Agent, in the Borough of Manhattan, City and State of New York, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock and the issuance of the Common Stock.

                    3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. In no event will the Company be required to provide the Registered Holder of a warrant with a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Common Stock underlying the Warrants is registered pursuant to an effective registration statement.

                    3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

                    3.3.4 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

          4.1 Stock Dividends - Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or is increased or decreased by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

          4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

          4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

          4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

          4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

          4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

          5.1 Transfer of Warrants. Prior to the Detachment Date, the Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment Date this Section 5.1 will have no further force and effect.

          5.2 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

          5.3 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

          5.4 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

          5.5 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

          5.6 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

          6.1 Redemption. The Company, at its option, may redeem the outstanding Warrants, at any time after the date which is three months after the closing of the Public Offering and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.3, at the price of $0.001 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than $____ per share, on each of twenty (20) trading days within any thirty (30) trading day period including the last trading day of such period. Notwithstanding the foregoing, the Registration Statement must be current in order for the Company to exercise its redemption rights pursuant to this Section 6.

          6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company more than 30 calendar days but less than 60 calendar days (unless a longer time may be required by regulatory authorities) prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. In addition, the Company shall file a Form 8-K with a press release announcing the notice of redemption within one business day after providing such notice of redemption to shareholders.

          6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

          6.4 Outstanding Warrants Only. The Company understands the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrants issued upon such exercise provided that the criteria for redemption are met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3.

7. Other Provisions Relating to Rights of Holders of Warrants.

          7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

          7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

          7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

          7.4 Registration of Common Stock. The Company hereby covenants that within 10 business days of the filing of the Company’s 2007 Annual Report on Form 10-KSB, it shall file a registration statement on Form S-3 with the Commission covering the resale of the Warrant Shares. The Company also covenants that it will use its best efforts to take all steps necessary to obtain effectiveness of such registration statement and list the Warrant Shares on the American Stock Exchange.

8. Concerning the Warrant Agent and Other Matters.

          8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

          8.2 Resignation, Consolidation, or Merger of Warrant Agent.

                    8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

                    8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

                    8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

          8.3 Fees and Expenses of Warrant Agent.

                    8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder as set forth on Exhibit C hereto, and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

                    8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

          8.4 Liability of Warrant Agent.

                    8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Operating Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

                    8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

                    8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

          8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the acquisition of shares of the Company’s Common Stock through the exercise of Warrants.

          8.6 Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

          9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

          9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by private national courier service, or be mailed, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if sent by private national courier service, on the next business day after delivery to the courier, or, if mailed, two business days after the date of mailing, as follows:

Velocity Asset Management, Inc.
1800 Route 34 North, Building 4, Suite 404A
Wall, NJ 07719
Attn: John C. Kleinert, Chairman and Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004

with a copy in each case to:

Kaufman & Kanoles
Three James Center
1051 East Carey Street
Richmond, Virginia, 23219
Attn: Bradley Haneberg, Esq.

and

Ellenoff Grossman & Schole LLP
370 Lexington Avenue
New York, New York 10017
Attn: Douglas Ellenoff, Esq.

and

Anderson & Strudwick, Inc.
707 East Main Street
Richmond, Virginia 23219
Attn: L. McCarthy Downs III

          9.3 Applicable law. The validity, interpretation, and performance of this Warrant Agreement (including any appointment of a replacement Warrant Agent) and of the Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

          9.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections

2.4, 7.4, 9.2, 9.4 and 9.8 hereof, the Underwriter, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Underwriter shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 2.4, 7.4, 9.2, 9.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter with respect to the Sections 2.4, 7.4, 9.2, 9.4 and 9.8 hereof) and their successors and assigns and of the Registered Holders of the Warrants.

          9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

          9.6 Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

          9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of the Underwriter and the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

          9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[remainder of document continued on next page]

          IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:	VELOCITY ASSET MANAGEMENT, INC.

By:

Name:
Title:

Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:
Title:

EXHIBIT A

SPECIMEN WARRANT CERTIFICATE

COMMON STOCK PURCHASE WARRANTS
VELOCITY ASSET MANAGEMENT, INC.

Incorporated Under the Laws of the State of New York

No. – ______________	____________ Common Stock
Purchase Warrants

CERTIFICATE FOR COMMON STOCK
PURCHASE WARRANTS

          VELOCITY ASSET MANAGEMENT, INC., a New York corporation (the “Company”), for value received, hereby certifies that _____________________, or registered assigns (the “Holder”), is the registered owner of the above indicated number of Warrants. One (1) Warrant entitles the Holder to purchase 1/4th of a share of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock issuable upon an exercise of this Warrant is sometimes herein referred to as the “Warrant Stock” and the shares of such Warrant Stock are sometimes herein referred to as the “Warrant Shares.”

          1. Purchase Price. The purchase price (the “Exercise Price”) per share for the Warrant Stock shall be $___ per share, subject to adjustment hereunder, tendered to the Company as provided in Section 3 hereof.

          2. Rights to Exercise. The Holder shall have the right (but not the obligation) to exercise the Warrant, in whole in or in part, to receive the Warrant Stock, subject to adjustment hereunder, at any time on or before ___________, 2011 (the “Exercise Period”).

          3. Manner of Exercise. In order to exercise this Warrant, the Holder shall surrender this Warrant certificate at the office of the Continental Stock Transfer & Trust Company (the “Warrant Agent”), 17 Battery Place, New York, New York 10004, or at such other address within the State of New York as the Company shall designate in writing, together with a duly executed exercise form in the form attached hereto and simultaneous payment in full (in cash or by certified or official bank or bank cashier’s check payable to the order of the Company or by offset of obligations then owed by the Company to the Holder) of the purchase price for the Warrant Stock. Fractional shares will not be issued upon the exercise of Warrants, and no payment will be made with respect to any fractional share of common stock to which any warrant holder might otherwise be entitled upon exercise of Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a Share, the Warrant Agent will, upon exercise, round up to the nearest whole number the number of Shares to be issued to the Warrant holder.

          Upon surrender of this Warrant certificate in conformity with the foregoing provisions, the Warrant Agent shall promptly deliver to or upon the written order of the Holder a stock certificate or certificates representing the Warrant Stock.

          4. Adjustments upon Certain Events.

                              4.1 Stock Splits, Stock Combinations and Certain Stock Dividends. If the Company shall at any time subdivide or combine its outstanding Common Stock, or declare a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock, a Warrant shall, after such subdivision or combination or after the record date for such dividend, be exercisable for that number of shares of Common Stock and other securities of the Company that the Holder would have owned immediately after such event with respect to the Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately before such event. Any adjustment under this Section 4.1 shall become effective at the close of business on the date the subdivision, combination or dividend becomes effective.

                              4.2 Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable upon exercise of a Warrant) or in case the Company (or any such other corporation) shall merge into or with or consolidate with another corporation or convey all or substantially all of its assets to another corporation or enter into a business combination of any form as a result of which the Common Stock or other securities receivable upon exercise of a Warrant are converted into other stock or securities of the same or another corporation, then and in each such case, the Holder of a Warrant, upon exercise of the purchase right at any time after the consummation of such reorganization, consolidation, merger, conveyance or combination, shall be entitled to receive, in lieu of the shares of Common Stock or other securities to which such Holder would have been entitled had he exercised the purchase right immediately prior thereto, such stock and securities which such Holder would have owned immediately after such event with respect to the shares Common Stock and other securities for which a Warrant may have been exercised immediately before such event had the Warrant been exercised immediately prior to such event.

                              4.3 Notice. In each case of an adjustment in the Common Stock or other securities receivable upon the exercise of a Warrant, the Company shall promptly notify the Holder of such adjustment. Such notice shall set forth the facts upon which such adjustment is based.

          5. Call Option. Beginning on the date that is three (3) months after the date hereof and provided the Company’s Common Shares have, for at least twenty (20) trading days within any period of thirty (30) consecutive trading days including the last trading day of such period, had a closing price per share in excess of $_________, the Company shall have the right and option, upon not less than thirty (30) calendar days’ and not more than sixty (60) calendar days’ written notice to the Holder, to call, and thereafter to redeem and acquire all of the Warrants remaining outstanding and unexercised at the date fixed for such redemption in such notice (the “Redemption Date”), which Redemption Date shall be at least thirty (30) calendar days after the date of such notice, for an amount equal to One-Tenth of One Cent ($0.001) per Warrant; provided, however, that the Holder shall have the right during the period between the date of such notice and the Redemption Date to exercise the Warrants in accordance with the provisions of Section 3 hereof. Said notice of redemption shall require the Holder to surrender to the Company, not later than on the Redemption Date, at the principal executive offices of the Warrant Agent, Holder’s certificate or certificates representing the Warrants to be redeemed. Notwithstanding the fact that any Warrants called for redemption have not been surrendered for redemption and cancellation on the Redemption Date, after the Redemption Date such Warrants

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shall be deemed to be expired and all rights of the Holder of such unsurrendered Warrants shall cease and terminate, other than the right to receive the redemption price of $0.001 per Warrant for such Warrants, without interest.

          In connection with any call hereunder, the Company shall have no obligation to call any other stock purchase warrant or warrants, whether or not having similar terms, and no call made pursuant to any other stock purchase warrant shall obligate the Company to exercise its right and option to make a call hereunder.

          6. Loss, Theft, Destruction, or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it (in the exercise of its reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver, in lieu thereof, a new Warrant in the same form and tenor.

          7. Reservation of Shares Issuable on Exercise of Warrant. The Company will at all times reserve and keep available out of its authorized shares, solely for issuance upon the exercise of the Warrant, such shares of its Common Stock and other securities as from time to time shall be issuable upon the exercise of the Warrant.

          8. Miscellaneous.

                    8.1 Governing Law. This Warrant shall be construed in accordance with, and governed by the substantive laws of, the State of Delaware.

                    8.2 Assignment. The benefit of this Warrant and of the Warrant Stock represented hereby may be assigned and transferred by the Holder and its assigns in accordance with any applicable securities laws and regulations; however, the obligations of the Company and its successors may not be delegated without the prior written consent of the Holder hereof. Subject to the foregoing, this Warrant shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, agents, heirs and assigns.

                    8.3 Enforcement. In the event of a dispute between the parties arising under this Warrant, the party prevailing in such dispute shall be entitled to collect such party’s costs and expenses from the other party, including without limitation court costs and reasonable attorneys’ fees.

                    8.4 Notices. All notices, requests, consents and demands shall be given to the Company at 1800 Route 34 North, Building 4, Suite 404A, Wall, New Jersey 07719, and to the Holder at the address shown on the records of the Company as provided by the Holder. All notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by telecopy or by certified first class mail, return receipt requested, postage prepaid, to the party addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given on the earlier to occur of the date actually received by the addressee or the business day on which delivery is made at such address as confirmed by the air courier. If mailed, such notice shall be deemed to be given on the earlier to occur of the date actually received by the addressee or the third business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed to such party’s business address. If given by telecopy, such notice shall be deemed to be given on the business day actually received by the addressee.

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                    8.5 Payment of Taxes. The Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance, transfer or delivery of any Warrant Stock on exercise of the Warrants. In the event the Warrant Stock are to be delivered in a name other than the name of the Holder of the Warrant Certificate, no such delivery shall be made unless the person requesting the same has paid the amount of any such taxes or charges incident thereto.

                    8.6 Reduction in Exercise Price at Company’s Option. The Company’s Board of Directors may, at its sole discretion, reduce the Exercise Price of the Warrants in effect at any time either for the life of the Warrants or any shorter period of time determined by the Company’s Board of Directors. The Company shall promptly notify the Holders of any such reduction in the Exercise Price.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the ______ day of December, 2007.

VELOCITY ASSET MANAGEMENT, INC.,
a New York corporation

By:

Its:	President

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VELOCITY ASSET MANAGEMENT, INC.

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common
TEN ENT - as tenants by the entireties
JR TEN - as joint tenants with right of survivorship and not as tenants in common
UNIF TRANS MIN ACT - ____________ (Custodian for Minor) as custodian for ________________ (name of minor) under the Uniform Transfers to Minors Act

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

(To be Executed by the Registered Holder if He or She
Desires to Assign Warrants Evidenced by the
Within Warrant Certificate)

          FOR VALUE RECEIVED ______________________ hereby sells, assigns and transfers unto _________________ _________________ (__________) Warrants, evidenced by the within Warrant Certificate, and does hereby irrevocably constitute and appoint _______________________ Attorney to transfer the said Warrants evidenced by the within Warrant Certificates on the books of the Company, with full power of substitution.

Dated:

Signature

Notice:	The above signature must correspond with the name as written upon the face of the Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranteed:

SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.

FORM OF ELECTION TO PURCHASE

(To be Executed by the Holder if Holder Desires to Exercise
Warrants Evidenced by the Warrant Certificate)

To Velocity Asset Management, Inc.

          The undersigned hereby irrevocably elects to exercise _______________________ (_________) Warrants, evidenced by the within Warrant Certificate for, and to purchase thereunder, ________________________ (_________) full shares of Common Stock issuable upon exercise of said Warrants and delivery of $____________ and any applicable taxes.

          The undersigned requests that certificates for such shares be issued in the name of:

PLEASE INSERT SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER

(Please print name and address)

          If said number of Warrants shall not be all the Warrants evidenced by the within Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be issued in the name of and delivered to:

(Please print name and address)

Dated:	Signature:

NOTICE:

The above signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever, or if signed by any other person the Form of Assignment hereon must be duly executed and if the certificate representing the shares or any Warrant Certificate representing Warrants not exercised is to be registered in a name other than that in which the within Warrant Certificate is registered, the signature of the holder hereof must be guaranteed.

Signature Guaranteed:

SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, OR MIDWEST STOCK EXCHANGE.